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Exhibit 99.3

RFS HOLDINGS B.V.

U.S. Offer To Exchange
€35.60 in Cash
and
0.296 Newly Issued Ordinary Shares
of
The Royal Bank of Scotland Group plc
for
Each Outstanding American Depositary Share
of
 ABN AMRO Holding N.V.

Pursuant to the Prospectus, dated 20 July 2007

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME (3:00 P.M. AMSTERDAM TIME) ON 5 OCTOBER 2007 UNLESS THE U.S. OFFER IS EXTENDED.

23 July 2007

To Brokers, Dealers, Commercial Banks
Trust Companies And Other Nominees:

RFS Holdings B.V. ("RFS Holdings"), a company formed by an affiliate of Fortis N.V. and Fortis SA/NV, The Royal Bank of Scotland Group plc ("RBS") and an affiliate of Banco Santander Central Hispano, S.A., is offering to acquire all of the issued and outstanding ordinary shares, nominal value €0.56 per share ("ABN AMRO ordinary shares"), of ABN AMRO Holding N.V. ("ABN AMRO") and all of the outstanding American depositary shares of ABN AMRO ("ABN AMRO ADSs"), each of which represents one ABN AMRO ordinary share, upon the terms and subject to the conditions set forth in the Prospectus, dated 23 July 2007 (the "Prospectus"), and in the related ADS Letter of Transmittal (together with any amendments or supplements thereto) enclosed herewith. Please furnish copies of the enclosed materials to your clients for whose accounts you hold ABN AMRO ADSs registered in your name or in the name of your nominee.

RFS Holdings is conducting this offer which comprises an offer made pursuant to the Prospectus to all holders of ABN AMRO ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the U.S. Securities Exchange Act of 1934, as amended), and to all holders of ABN AMRO ADSs, wherever located (the "U.S. offer"); and an offer made pursuant to the Dutch offer document to all holders of ABN AMRO ordinary shares who are located in the Netherlands and to all holders of ABN AMRO ordinary shares who are located outside of the Netherlands and the United States (the "Dutch offer" and, together with the U.S. offer, the "offers"), in each case if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer. The offers are being conducted simultaneously and have the same terms and are subject to the same conditions.

In the U.S. offer, RFS Holdings is offering to exchange for each ABN AMRO ordinary share and each ABN AMRO ADS validly tendered and not properly withdrawn: (i) €35.60 in cash and (ii) 0.296 newly issued ordinary shares, nominal value £0.25 per share, of RBS ("RBS ordinary shares").

The consideration set out above assumes the payment by ABN AMRO of an interim (cash or share) dividend in respect of 2007 in an amount not to exceed €0.55 per ABN AMRO ordinary share

(before deduction of any applicable withholding taxes). If ABN AMRO declares an interim (cash or share) dividend in respect of 2007 in excess of €0.55 per ABN AMRO ordinary share (before deduction of any applicable withholding taxes) or any other (cash or share) dividend, distribution, share split or analogous transaction in respect of the ABN AMRO ordinary shares, including the ABN AMRO ordinary shares represented by ABN AMRO ADSs, and the record date for such dividend, distribution, share split or analogous transaction precedes the settlement of the offers, the consideration set out above may be reduced by an amount, in the case of an interim (cash or share) dividend in respect of 2007 in excess of €0.55 per ABN AMRO ordinary share, equal to such excess (before deduction of any applicable withholding taxes), or otherwise by the full amount of any other such dividend, distribution, share split or analogous transaction (before deduction of any applicable withholding taxes). If ABN AMRO declares an interim (cash or share) dividend in respect of 2007 of €0.55 or less per ABN AMRO ordinary share (before deduction of any applicable withholding taxes) and the record date for such dividends precedes settlement of the offers, the consideration set out above will not be adjusted.

The cash consideration paid to tendering holders of ABN AMRO ADSs will be paid in U.S. dollars. Holders of ABN AMRO ADSs will receive consideration converted into U.S. dollars by The Bank of New York, the U.S. exchange agent, net of fees and expenses, at the exchange rate obtainable on the spot market in London on the date the cash consideration is received by the U.S. exchange agent for delivery in respect of ABN AMRO ADSs validly tendered and not withdrawn.

The completion of this U.S. offer is subject to certain conditions, including an 80% minimum acceptance condition. A detailed description of the terms and conditions of this U.S. offer appears under "The U.S. Offer—Terms of the U.S. Offer" and "The U.S. Offer—Conditions to the U.S. Offer" in the Prospectus.

The RBS ordinary shares will be capable of being held in certificated form or in uncertificated form under U.K. law. Euroclear UK is the Central Securities Depository for the United Kingdom, Republic of Ireland, Isle of Man, the Bailiwick of Jersey and the Bailiwick of Guernsey. Euroclear UK operates the CREST settlement system, allowing securities trading in these jurisdictions to take place in uncertificated form and transfers of such securities to be settled electronically. Although U.S. holders of ABN AMRO ADSs will receive RBS ordinary shares pursuant to the U.S. offer, they will be able to deposit their newly issued RBS ordinary shares into the RBS ADS facility and receive RBS ADSs, as described in the Section entitled "Election to Deposit RBS Ordinary Shares in the RBS ADS Facility" in the Prospectus, subject to the payment of a U.K. stamp duty reserve tax ("SDRT") and other associated costs and expenses.

The RBS ordinary shares to which each tendering holder of ABN AMRO ADSs is entitled will initially be delivered in uncertificated form to a nominee that is a CREST participant, which will hold the RBS ordinary shares as nominee on behalf of such accepting holders. The RBS ordinary shares will thereafter be delivered as follows: The RBS ordinary shares to which a tendering holder of ABN AMRO ADSs is entitled will be delivered within the CREST system to a CREST account designated by the tendering holder of ABN AMRO ADSs. A tendering holder of ABN AMRO ADSs wishing to deposit its RBS ordinary shares in the RBS ADS facility in exchange for RBS ADSs can designate the CREST account of The Bank of New York in which case a SDRT charge of 1.5% of the value of the RBS ordinary shares so deposited will be deducted from the cash consideration to which such tendering holder is entitled as described below. A tendering holder of ABN AMRO ADSs wishing to trade its RBS ordinary shares on Euronext Amsterdam may instead designate the CREST account of Euroclear Nederland in which case a SDRT charge of 1.5% of the value of the RBS ordinary shares so delivered will be deducted from the cash consideration to which such tendering holder is entitled as described below. However, should RBS not achieve its aim of having its ordinary shares admitted to listing and trading on Euronext Amsterdam then the RBS ordinary shares to which a tendering holder of ABN AMRO ADSs who elected for the CREST account of

Euroclear Nederland is entitled, will instead be issued in certificated form. In the event that a holder of ABN AMRO ADSs does not wish to exchange its RBS ordinary shares for RBS ADSs (thereby incurring a 1.5% SDRT charge), such holder of ABN AMRO ADSs may instead elect for the CREST account applicable to the custodian arrangements described under "U.S. Custodian Arrangements" in the Prospectus (provided such holder of ABN AMRO shares or ABN AMRO ADSs satisfies the relevant eligibility criteria) or may designate any other CREST account, in which case no SDRT charge should be payable unless the tendering holder of ABN AMRO ADSs designates a CREST account that is within the 1.5% SDRT regime which generally applies to providers of depository receipt services and certain overseas clearance systems and their nominees (including Euroclear Nederland). If the CREST account designated by a tendering holder of ABN AMRO ADSs is within the 1.5% SDRT regime, a 1.5% SDRT charge will be deducted from the cash consideration to which such tendering holder of ABN AMRO ADSs is entitled. Alternatively, a tendering holder of ABN AMRO ADSs may request that its newly issued RBS ordinary shares be delivered in certificated form in which case no SDRT charge will be payable unless the person to whom the RBS ordinary shares are delivered is a provider of clearance services or a provider of depositary receipt services or the nominee of such person, in which case a 1.5% SDRT charge may arise.

To the extent that tendering holders of ABN AMRO ADSs do not provide account details, or invalid account details are furnished (and no valid election is made for the U.S. custodian arrangements, the CREST account of Euroclear Nederland, or to deposit the RBS ordinary shares into the RBS ADR facility), the RBS ordinary shares to which such holder is entitled will, provided the ABN AMRO ADSs have otherwise been validly tendered, be rematerialized and delivered to the tendering holder in certificated form.

Where accepting holders of ABN AMRO ADSs make an election to have their RBS ordinary shares deposited in a CREST account maintained by The Bank of New York, as RBS ADS depositary, and receive RBS ADSs in exchange for their RBS ordinary shares following completion of the offers, the holders (i) agree to be bound by the terms and conditions of the deposit agreement governing the RBS ADS facility, (ii) will be deemed to have instructed the RBS ADS depositary to deposit their RBS ordinary shares in such facility, (iii) agree to permit The Bank of New York to deduct an amount equivalent to any fees and expenses payable under the ADS deposit agreement, and the 1.5% SDRT charge of the value of such RBS ordinary shares payable on the deposit of the RBS ordinary shares that they received under the U.S. offer from the cash portion of their offer consideration and, (iv) agree to hold their RBS ADSs in the direct registration system maintained by The Bank of New York, as RBS ADS depositary. Upon deposit of the RBS ordinary shares into the RBS ADS facility, The Bank of New York, as RBS ADS depositary, will send to the holders a Direct Registration Transaction Advice indicating their respective holdings.

As mentioned above, U.S. custodian arrangements are available which will allow U.S. holders of the RBS ordinary shares issued pursuant to the U.S. offer who satisfy the eligibility criteria to hold their shares within CREST and to trade them on the London Stock Exchange without incurring a 1.5% SDRT charge provided the eligibility criteria is satisfied. A holder of ABN AMRO ADSs who elects the custodian arrangements will be deemed to have accepted the applicable terms and conditions set out in "Annex C: RBS Custody Account" of the Prospectus. Holders of ABN AMRO ADSs who satisfy the eligibility criteria and who wish to utilize the U.S. custodian arrangements should elect accordingly in this ADS Letter of Transmittal.

Any 1.5% SDRT charge that arises in connection with the delivery of the newly issued RBS ordinary shares to a holder of ABN AMRO ADSs, whether in certificated or uncertificated form, will be required to be borne by the holder of the ABN AMRO ADSs.

For your information and for forwarding to your clients for whom you hold ABN AMRO ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.
The Prospectus dated 23 June 2007;

2.
The ADS Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting the U.S. offer and tendering the ABN AMRO ADSs. Facsimile copies of the ADS Letter of Transmittal with manual signature(s) may be used to tender ABN AMRO ADSs;

3.
The Notice of Guaranteed Delivery to be used to accept the U.S. offer if American Depositary Receipts ("ADRs") evidencing ABN AMRO ADSs are not immediately available or if such ADRs and all other required documents cannot be delivered to the U.S. exchange agent on or prior to the expiration date or if the procedures for book-entry transfer cannot be completed, by the expiration date;

4.
A printed form of letter which may be sent to your clients for whose accounts you hold ABN AMRO ADSs registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the U.S. offer;

5.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Holders who fail to complete and sign the Substitute Form W-9 may be subject to a required U.S. federal income tax backup withholding of 28% of the gross proceeds payable to such holder or other payee pursuant to the U.S. offer;

6.
A return envelope addressed to the U.S. exchange agent for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON 5 OCTOBER 2007 UNLESS THE U.S. OFFER IS EXTENDED.

Upon the terms and subject to the conditions of the U.S. offer (including, if the U.S. offer is extended or amended, the terms and conditions of any such extension or amendment), RFS Holdings will accept for exchange ABN AMRO ADSs which are validly tendered prior to the expiration date and not properly withdrawn pursuant to the terms of the U.S. offer and procure the delivery of RBS ordinary shares and cash for the account of the tendering holders no later than five Euronext Amsterdam trading days after RFS Holdings announces that the conditions to the offers have been satisfied or, to the extent legally permitted, waived. Issuance of RBS ordinary shares and payment of cash for ABN AMRO ADSs purchased pursuant to the U.S. offer will in all cases be made only after timely receipt by the U.S. exchange agent of (i) ADRs evidencing such ABN AMRO ADSs, or timely confirmation of a book-entry transfer of such ABN AMRO ADSs into the U.S. exchange agent's account at The Depository Trust Company, pursuant to the procedures described in "The U.S. Offer—Procedure for Tendering ABN AMRO ADSs" of the Prospectus, (ii) a properly completed and duly executed ADS Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent's message in connection with a book-entry transfer and (iii) all other documents required by the ADS Letter of Transmittal.

ADR Holders whose ADRs representing ABN AMRO ADSs are not immediately available or who cannot deliver their ADRs and all other documents required hereby to the U.S. exchange agent on or prior to the expiration date, or Book-Entry ADS Holders who cannot comply with the book-entry transfer procedures on a timely basis, may nevertheless tender their ABN AMRO ADSs according to the guaranteed delivery procedures set forth under "The U.S. Offer—Procedure for Tendering ABN AMRO ADSs—Guaranteed Delivery Procedures" in the Prospectus. See Instruction 2. Delivery of documents to the book-entry transfer facility will not constitute delivery to the U.S. exchange agent for the U.S. offer.

If and when RFS Holdings, acting alone or with one or more group companies, has acquired 95% or more of ABN AMRO's issued capital (or, after implementation of the EU Takeover Directive 2004/25, 95% or more of the issued capital of, and voting rights attached to the outstanding shares of, a class of shares of ABN AMRO) at or following the completion of the offers, RFS Holdings may initiate a squeeze-out in order to acquire the remaining shares or shares of that class not tendered and not otherwise held by RFS Holdings or ABN AMRO. RFS Holdings may also initiate a squeeze-out at any time after the completion of the offers, if and when it is entitled to do so, with respect to the shares in any successor entity of ABN AMRO, created through a legal merger or otherwise. The consideration that non-tendering ABN AMRO shareholders will receive in a squeeze-out will be determined by a Dutch court and may or may not be different from the consideration offered in the offers, provided that it is anticipated that any distributions made to non-tendering ABN AMRO shareholders after the completion of the offers will be deducted in determining such consideration. If the squeeze-out is successful, the minority holders of ABN AMRO ordinary shares and ABN AMRO ADSs will be required to transfer their ABN AMRO ordinary shares or ABN AMRO ADSs against payment of the consideration determined. Upon payment of the amount required to purchase the ABN AMRO ordinary shares or ABN AMRO ADSs into a prescribed bank account, RFS Holdings will become the holder of the ABN AMRO ordinary shares or ABN AMRO ADSs by operation of law. The only remaining right of the ABN AMRO minority shareholders will be the right to receive payment for their ABN AMRO ordinary shares or ABN AMRO ADSs.

RFS Holdings is not responsible for any transfer taxes, stamp duties, SDRT charge, fees or other expenses incurred by you or your clients in connection with the transfer and sale of any ABN AMRO ADSs to RFS Holdings pursuant to the U.S. offer.

The offers do not extend to any other securities of ABN AMRO, including any ABN AMRO convertible preference shares, any ABN AMRO formerly convertible preference shares or any other hybrid capital instruments.

Any inquiries you may have with respect to the U.S. offer should be addressed to, and additional copies of the enclosed materials may be obtained from the global information agent at its addresses and telephone numbers set forth on the back cover of the Prospectus.

                                                                                           Very truly yours,

                                                                                           RFS HOLDINGS B.V.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF THE BANKS, RFS HOLDINGS, THE GLOBAL INFORMATION AGENT, THE U.S. EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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